EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
RELM Wireless Corporation	R.J Falkner & Company, Inc.
William P. Kelly, EVP & CFO	R. Jerry Falkner, CFA
(321) 984-1414	(800) 377-9893
info@rjfalkner.com

RELM Wireless Announces the Declaration of a Special Cash Dividend

WEST MELBOURNE, FL, October 1, 2007 – RELM Wireless Corporation (AMEX: RWC) today announced that its Board of Directors has authorized and declared a special cash dividend of $0.50 per share of common stock to be paid on October 22, 2007 to shareholders of record on October 10, 2007.

George N. Benjamin III, Chairman of the RELM Board of Directors, commented, “The declaration of a special cash dividend is consistent with our commitment that RELM’s shareholders should participate directly in the Company’s success.  Looking ahead, we believe the Company is well positioned to build upon its success with an expanding line of high-specification and high-quality products including P25 digital products planned for future introduction.”

The declaration and payment of future cash dividends, if any, is subject to the Board of Director’s discretion and final determination based upon its consideration of the Company’s operating results, financial condition and anticipated capital requirements, as well as such other factors it may deem relevant.

About RELM Wireless

For six decades, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery.  Revolutionary advances include new interoperable, low-cost digital two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM/BK and RELM product lines. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements  that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements, including the Chairman’s statements regarding the Company’s future prospects are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital.  Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.